As filed with the Securities and Exchange Commission on April 4, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

FIRST WAVE BioPharma, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-4993860
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

777 Yamato Road, Suite 502

Boca Raton, Florida 33431

Telephone: (561) 589-7020

(Address of Principal Executive Offices) (Zip Code)

AMENDED AND RESTATED 2014 OMNIBUS EQUITY INCENTIVE PLAN

(Full title of the plan)

James Sapirstein

President and Chief Executive Officer

First Wave BioPharma, Inc.

777 Yamato Road, Suite 502

Boca Raton, Florida 33431

Telephone: (561) 589-7020

(Name and address of agent for service)

Telephone Number, Including Area Code of agent for service)

Copies to:

John D. Hogoboom, Esq.

Michael J. Lerner, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Telephone: (212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by First Wave BioPharma, Inc. (the “Registrant” or “Company”) for the purpose of registering shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) under the Company’s Amended and Restated 2014 Omnibus Equity Incentive Plan (the “2014 Plan”). This Registration Statement registers an aggregate of 392 additional shares of Common Stock available for issuance under the 2014 Plan. On September 11, 2020, the Company’s stockholders approved the 2020 Omnibus Equity Incentive Plan, as amended and restated, and no further grants will be made under the 2014 Plan.

The shares of Common Stock registered pursuant to this Registration Statement are of the same class of securities as the 734 shares of Common Stock registered for issuance under the 2014 Plan pursuant to the currently effective Registration Statement on Form S-8 (Registration No. 333-220781) filed on October 3, 2017, and subsequently amended by Post-Effective Amendment No. 1 filed on October 10, 2017. The information contained in the Company’s Registration Statement on Form S-8 (Registration No. 333-220781) is hereby incorporated by reference pursuant to General Instruction E. All share amounts in this Registration Statement give effect to the 1-for-10 reverse stock split of the Common Stock effected on September 13, 2021, the 1-for-30 reverse stock split of the Common Stock effected on August 26, 2022, and the 1-for-7 reverse stock split of the Common Stock effected on January 18, 2023.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement on Form S-8 (the “Registration Statement”) (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission” or “SEC”). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Securities and Exchange Commission (the “SEC”), are hereby incorporated by reference in this Registration Statement:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 20, 2023;

●	The Company’s Current Reports on Form 8-K filed with the SEC on January 17, 2023, February 7, 2023 and March 15, 2023 (other than any portions thereof deemed furnished and not filed);

●	The description of the Company’s common stock contained in its Registration Statement on Form 8-A filed on August 8, 2016 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Copies of these documents are not required to be filed with this Registration Statement, and nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the SEC.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) provides, to the fullest extent permitted by the Section 145 of the Delaware General Corporation Law, that the Registrant’s directors or officers shall not be personally liable to either to the Registrant or its shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of the Certificate of Incorporation is to eliminate the rights of the Registrant and its shareholders (through shareholders’ derivative suits on behalf of the Registrant) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. The Registrant believes that the indemnification provisions in the Certificate of Incorporation are necessary to attract and retain qualified persons as directors and officers.

The Registrant’s Bylaws also provide that its Board of Directors (the “Board”) may also authorize the indemnification our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations, and upon the same conditions as are required for the indemnification of, and advancement of, expenses to the Registrant’s directors and officers. As of the date of this Registration Statement, the Board has not extended indemnification rights to persons other than directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, employees or other persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Item 9. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act; and

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; and

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boca Raton, State of Florida, on this 4th day of April, 2023.

FIRST WAVE BIOPHARMA, INC.

By:	/s/ James Sapirstein
James Sapirstein
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James Sapirstein and Sarah Romano, and each of them, his or her attorney-in-fact, with full power of substitution for him or her in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ James Sapirstein	President, Chief Executive Officer and Chair of the Board of Directors
James Sapirstein	(Principal Executive Officer)	April 4, 2023

/s/ Sarah Romano	Chief Financial Officer
Sarah Romano	(Principal Financial and Accounting Officer)	April 4, 2023

/s/ Edward J. Borkowski
Edward J. Borkowski	Director	April 4, 2023

/s/ Charles J. Casamento
Charles J. Casamento	Director	April 4, 2023

/s/ Terry Coelho
Terry Coelho	Director	April 4, 2023

/s/ David Hoffman
David Hoffman	Director	April 4, 2023

/s/ Alastair Riddell
Alastair Riddell	Director	April 4, 2023

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K filed with the SEC on March 20, 2023).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 15, 2022).

4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Amendment No. 1 to Registration Statement on Form S-1 filed with the SEC on July 29, 2016).

5.1	Opinion of Lowenstein Sandler LLP.*

23.1	Consent of Mazars USA LLP*

23.2	Consent of Lowenstein Sandler LLP (filed as part of Exhibit 5.1).*

24.1	Power of Attorney (included on the signature page to this registration statement on Form S-8).*

99.1	2020 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 16, 2020).

107	Calculation of Filing Fee Table.*

* Filed herewith.